Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) between EarthLink Holdings Corp., a Delaware corporation (“Holdings”), EarthLink Shared Services, LLC, a Delaware limited liability company (collectively with Holdings, the “Company”) and Joseph F. Eazor (referred to herein as “You”) is entered into on August 12, 2016 (the “Effective Time”).

RECITALS

1.                                      The Company is engaged in the business of providing managed network, security and cloud services to business and residential customers; and

2.                                      You are currently serving as the Chief Executive Officer of the Company in accordance with an Employment Agreement dated as of December 23, 2013 (the “Prior Employment Agreement”).

3.                                      The Company has determined that, in view of Your knowledge, expertise and experience, Your services as the Chief Executive Officer of the Company will continue to be of great value to the Company, and accordingly, the Company desires to enter into this Agreement with You on the terms set forth herein in order to continue to secure Your services;

4.                                      You desire to continue to serve as the Chief Executive Officer of the Company on the terms set forth in this Agreement.

5.                                      The Company desires to enter into this Agreement with You on the terms set forth herein in order to establish the terms and conditions of Your services on behalf of the Company and You desire to do the same.

NOW, THEREFORE, in consideration of Your employment by the Company, the above premises and the mutual agreements hereinafter set forth, You and the Company agree as follows:

1.                                      Definitions.

(a)                                 “Affiliate” means any trade or business with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code (except that, for purposes of determining Your Termination of Employment, the language “at least fifty percent (50%)” shall be used instead of “at least eighty percent (80%)” each place it appears in Sections 414(b) or 414(c) of the Code).

(b)                                 “Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c)                                  “Business Combination” means a reorganization, merger or consolidation of Holdings.

(d)                                 Business of the Company” means the business of providing managed network, security and cloud services to business and residential customers.

(e)                                  “Cause” means (i) Your commission of any act of fraud or dishonesty relating to and adversely affecting the business affairs of the Company; (ii) Your conviction of any felony; or (iii) Your willful and continued failure to perform substantially Your duties owed to the Company after written notice specifying the nature of such non-performance and a reasonable opportunity to cure such non-performance.  No act or omission shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

(f)                                   “Change in Control Event” of Holdings means the occurrence of any of the following events:

(1)                                 The accumulation in any number of related or unrelated transactions by any Person of Beneficial Ownership of more than fifty percent (50%) of the combined voting power of Holdings Voting Stock; provided that for purposes of this subparagraph (1), a Change in Control Event will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of Holdings Voting Stock results from any acquisition of Voting Stock (a) by Holdings, (b) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (c) by any Person pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph (2) below; or

(2)                                 Consummation of a Business Combination, unless, immediately following that Business Combination, (a) all or substantially all of the Persons who were the beneficial owners of Voting Stock of Holdings immediately prior to that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and more than fifty percent (50%) of the combined voting power of the then outstanding Voting Stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns Holdings or all or substantially all of Holdings’ assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the common stock and Voting Stock of Holdings, and (b) at least sixty percent (60%) of the members of the Board of Directors of the entity resulting from that Business Combination holding at least sixty percent (60%) of the voting power of such Board of Directors were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for that Business Combination and as a result of or in connection with such Business Combination, no Person has a right to dilute either of such percentages by appointing additional members to the Board of Directors or otherwise without election or other action by the stockholders; or

(3)                                 A sale or other disposition of all or substantially all of the assets of Holdings, except pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph (2) above; or

(4)                                 Approval by the shareholders of the Company of a complete liquidation or dissolution of Holdings, except pursuant to a Business Combination that complies with clauses (a) and (b) of subparagraph 2 above.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(h)                                 “Company” shall mean EarthLink Holdings Corp. and EarthLink Shared Services, LLC collectively.

(i)                                     “Competing Business” means any person, business or division of a business which substantially engages in the Business of the Company, or which is actively planning to engage in the Business of the Company, excluding divisions of a business, if any, which are unrelated to the Business of the Company.

(j)                                    “Confidential Information” means any and all non-public information concerning, relating to and/or in the possession of the Company and/or its Affiliates and/or the Business of the Company, including Trade Secrets, that is treated as confidential or secret by the Company and/or its Affiliates and is subject to efforts by the Company and/or its Affiliates that are reasonable under the circumstances to maintain its secrecy.  Confidential Information may include, but is not necessarily limited to, non-public information concerning the Company’s or an Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.), annual and long range business plans, product and service plans, marketing plans and methods, employee lists and information, in whatever form and whether or not computer or electronically accessible.

(k)                                 “Eligible Earnings” has the same meaning given to that term in the Company’s bonus plan and payroll policies.

(l)                                     “Good Reason” means, with respect to Your Termination of Employment, any of the following acts or omissions that are not cured within thirty (30) days after written notice of such act or omission is delivered to the Company, the Chairman of the Board of Directors and the Chairman of the Leadership and Compensation Committee of the Board of Directors (which notice must be given no later than ninety (90) days after the initial occurrence of such event):

(1)                                 without Your express written consent (i) the assignment to You of any duties materially inconsistent in any respect with Your position, authority, duties or responsibilities as contemplated by Section 2, (ii) the requirement by the Company that You report to any officer or employee other than directly to the Board of Directors, or (iii) any other action by the Company that results in a significant diminution in such position, authority, duties or responsibilities;

(2)                                 without Your express written consent, any failure by the Company to comply in any material respect with any of the provisions of Sections 4(a), (b) and (d) and Section 5 of this Agreement;

(3)                                 without Your express written consent, any requirement by the Company that You be based more than thirty-five (35) miles from the Company’s headquarters in Atlanta, Georgia, except for travel on the Company’s business that is required or necessary to the performance of Your job and substantially consistent with Your business travel obligations prior to the date of this Agreement; or

(4)                                 any notice given by the Company pursuant to Section 3 of this Agreement of its intent not to extend the Term of this Agreement, but only if You have not also given notice of non-extension of the Term; or

(5)                                 any breach by the Company of any other material provision of this Agreement.

A termination by You shall not constitute termination for Good Reason unless You resign within one hundred eighty (180) days years after the initial occurrence of such uncured event.

(m)                             “Incumbent Board” means a Board of Directors consisting of individuals who either are (a) members of the Board of Directors on the date hereof or (b) members who become members of the Board of Directors subsequent to the date hereof whose election, or nomination for election by Holdings’ shareholders, was approved by a vote of at least sixty percent (60%) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Holdings in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(n)                                 “Material Contact” for purposes of the customer non-solicitation provision below means contact between You and each customer or potential customer of the Company within 24 months prior to Your termination or resignation:

i.                  With whom or which You dealt on behalf of the Company;

ii.               Whose dealings with the Company were coordinated or supervised by You;

iii.            About whom You obtained confidential information in the ordinary course of business as a result of Your association with the Company; or

iv.           Who receives products or services authorized by Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for You within two years prior to the date of the Your termination.

(o)                        “Material Contact” for purposes of the employee/contractor non-recruit (Section 9(c)) and vendor non-solicitation (Section 9(d)) provisions below means contact in person, by telephone, or by paper or electronic correspondence, in furtherance of the business interests of Company, and within the last 24 months of Your employment with Company.

(p)                        “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(q)                        “Restricted Period” means the period while You are employed by the Company and for 12 months following Your termination or resignation from employment with the Company for any reason.

(r)                           “Restricted Territory” means the 50 states of the United States of America.

(s)                          “Specified Employee” means an employee who is (i) an officer of the Company or an Affiliate having annual compensation greater than $145,000 (with certain adjustments for inflation after 2008), (ii) a five-percent owner of the Company or (iii) a one-percent owner of the Company having annual compensation greater than $150,000.  For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers.  Employees who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21, (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Company or an Affiliate (except as otherwise provided in regulations issued under the Code) or (v) who have not completed six months of service shall be excluded for purposes of determining the number of officers for this determination.  For purposes of this Section, the term “five-percent owner” (“one-percent owner”) means any person who owns more than five percent (one percent) of the outstanding stock of the Company or stock possessing more than five percent (one percent) of the total combined voting power of all stock of the Company.  For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting “five percent” for “50 percent” in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply.  For purposes of this Section, the term “compensation” has the meaning given such term by Section 414(q)(4) of the Code.  The determination of whether You are a Specified Employee will be based on a December 31 identification date such that if You satisfy the above definition of Specified Employee at any time during the 12-month period ending on December 31, You will be treated as a Specified Employee if You have a Termination of Employment during the 12-month period beginning on the first day of the fourth month following the identification date.  This definition is intended to comply with the “specified employee” rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

(t)                                    “Termination of Employment” means the termination of Your employment and service with the Company and all Affiliates.  You will not be considered as having had a Termination of Employment if (i) You continue to provide services to the Company or any Affiliate as an employee or independent contractor at an annual rate that is more than 20 percent of the services rendered, on average, during the immediately preceding 36 months of employment (or, if employed less than 36 months, such lesser period) or (ii) You are on military leave, sick leave or other bona fide leave of absence so long as the period of such leave does not exceed six months, or if longer, so long as Your right to reemployment with the Company or any Affiliate is provided either by statute or by contract.  If the period of leave (i) ends or (ii) exceeds six months and Your right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period if not reemployed by the Company or any Affiliate before such time and eligibility for payments and benefits hereunder will be determined as of that time.  Termination of Employment shall be construed consistent with the meaning of a “separation from service” under Section 409A of the Code.

(u)                                 “Total Disability” means Your inability, through physical or mental illness or accident, to perform the majority of Your usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least ninety (90) consecutive days.  Total Disability shall be deemed to have occurred on the first day following the expiration of such ninety (90) day period.

(v)                        “Trade Secrets” means any and all information concerning, relating to and/or in the possession of, the Company and/or its Affiliates and/or the Business of the Company that qualifies as a trade secret as defined by the laws of the State of Georgia on the date of this Agreement and as such laws are amended from time to time thereafter.

(w)                               “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

2.                                      Employment; Duties.

(a)                                 The Company agrees to employ You as Chief Executive Officer of the Company with the duties and responsibilities generally associated with such position and such other reasonable additional responsibilities and positions as may be added to Your duties from time to time by the Board of Directors consistent with Your position.

(b)                                 During Your employment hereunder, You shall (i) diligently follow and implement all Company employee policies and all management policies and decisions communicated to You by the Board of Directors; and (ii) timely prepare and forward to the Board of Directors all reports and accountings as may be reasonably requested of You.

3.                                      Term.  The term hereof shall commence as of the Effective Time and continue until August 31, 2019 unless terminated earlier pursuant to the terms and conditions of this Agreement (the “Term”).  Thereafter, the Term will renew hereunder automatically for successive one-year periods unless either party gives written notice to the other not less than ninety (90) days prior to the end of the Term hereof (or any subsequent anniversary, as the case may be) that such party does not wish the Term to be so extended, and under such circumstances, the Term and this Agreement will terminate by its terms on August 31, 2019 (or such subsequent anniversary, as the case may be).  Notwithstanding the foregoing, upon the occurrence of a Change in Control Event, the Term shall be automatically extended so that the Term shall continue in full force and effect until the date which is twenty-four (24) months from the date of a Change in Control Event and thereafter will renew automatically as of such date and successive one-year periods thereafter, unless prior notice is given, as provided above.

4.                                      Compensation.

(a)                                 (1)  You shall be paid an annual base salary of not less than eight hundred and twenty-five thousand dollars ($825,000) per year (the “Base Salary”).  The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, biweekly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements.

(2)                                 The Base Salary shall be reviewed by the Board of Directors at least once during each year of the Term and may be increased from time to time and at any time by the Board of Directors.  The Base Salary shall in no event be reduced or decreased below the highest level attained at any time by You, unless You and the Board of Directors agree to implement a salary reduction program for cost abatement purposes.

(b)                                 For each fiscal year of the Company, You shall be entitled to participate in the Company’s annual short-term incentive plan with an annual target bonus opportunity in an amount equal to one hundred twenty percent (120%) of Your Eligible Earnings (the “Annual Target Bonus”), subject to achievement of the plan’s objectives as determined by the Leadership and Compensation Committee.  All bonus payments that become payable shall be paid to You in accordance with the applicable bonus plan but in no event later than 2½ months after the end of the fiscal year of the Company to which Your bonus payments relate.

(c)                                  While You are performing the services described herein, the Company shall reimburse You for all reasonable and necessary expenses incurred by You in connection with the performance of Your duties of employment hereunder in accordance with the Company’s expense reimbursement policy, as applied to the Company’s executive officers, as soon as administratively practicable but no later than 2 ½ months after the end of the year in which You incur the reimbursable expense.

(d)                                 You shall be paid a retention payment of two million six hundred thousand dollars ($2,600,000) (the “Retention Payment”), subject to the terms and conditions set forth herein, as soon as practicable (and no later than thirty (30) days) following the

Effective Time.  If You have a Termination of Employment by the Company for Cause or by You other than for Good Reason, in either case prior to August 31, 2019, You agree to return to the Company an amount equal to the gross amount of the Retention Payment as follows:  (i) one hundred percent (100%) of the gross amount of the Retention Payment if such Termination of Employment occurs before August 31, 2017, (ii) seventy percent (70%) of the gross amount of the Retention Payment if such Termination of Employment occurs on or after August 31, 2017 and before August 31, 2018, and (iii) forty percent (40%) of the gross amount of the Retention Payment if such Termination of Employment occurs on or after August 31, 2018 and before August 31, 2019.  Additionally, and notwithstanding the preceding sentence, if within the twelve (12) months immediately following the Effective Time, the Company has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control, and the transaction that is the subject of that announcement is consummated, then You agree to return to the Company an amount equal to the gross amount of the Retention Payment as soon as practicable (and no later than thirty (30) days) following the consummation of the Change in Control. Notwithstanding the foregoing two sentences, the Company shall reduce the amounts otherwise payable to You at such time under this Agreement, under outstanding Stock Options and RSUs or otherwise up to the gross amount of the Retention Payment that you are obligated to return, and in that event You will not be required to return the gross amount of the Retention Payment so offset.  Any such reduction(s) shall be applied against the earliest amounts otherwise payable to You at such time under this Agreement, under outstanding Stock Options and RSUs or otherwise.  In no event, however, will You be required to return to the Company, or suffer reduction of any amounts owed You for, (i) an amount in excess of the gross amount of Your Retention Payment or (ii) any amount of Your Retention Payment on and after Your Termination of Employment on account of Your death or Your Total Disability.

5.                                      Equity Rights.

(a)                                 On and after the Effective Time, at the same time Holdings makes its annual equity award grant to other executive officers, Holdings shall make an equity award grant to You with a value of not less than three million three hundred fifty thousand dollars ($3,350,000) (the “Equity Award Value”); such equity award to have the same pro rata allocation between types of equity awards and the same terms and conditions of such equity awards as are made to the other executive officers (other than terms for acceleration of vesting which shall be consistent with the terms provided for in this Agreement) and with the number of awards comprising the Equity Award Value to be calculated in the same manner as those granted to the other executive officers.

(b)                                 The stock options and restricted stock units granted by the Company to You from time to time are hereinafter collectively called the “Stock Options and RSUs.”  You shall be given the period permitted under Your respective Stock Option agreements to exercise Your Stock Options after Your termination of employment, except as otherwise provided in Section 5(c) below.

(c)                                  Vested Stock Options shall be exercisable for ninety (90) days following termination of employment, provided that if You are prohibited from exercising vested stock options during such ninety (90) day period due to having material non-public information about the Company, such exercise period shall be extended until ten (10) days following the date that You no longer have material non-public information about the Company, but in no event shall the vested Stock Options be exercisable beyond their latest expiration date as set forth in the respective Stock Option agreements.

(d)                                 In the event no provision is made for the continuance, assumption or substitution by Holdings or its successor in connection with a Change in Control Event of Your outstanding Stock Options and RSUs, then contemporaneously with the Change in Control Event, Your outstanding Stock Options and RSUs shall become immediately vested in full, provided You have not previously incurred a Termination of Employment prior to such Change in Control Event, except that if any of Your Stock Options and RSUs contain performance criteria for exercise or payment (either alone or in combination with any continued employment or other requirements), then any tranche of such award for which the performance period shall have ended prior to the date of the Change in Control Event shall not be affected by the provisions of this Section 5(d).  For example, if an RSU had separate performance periods for each of three tranches and the Change in Control Event occurred during the second such performance period, the second and third tranches would fully vest upon the Change in Control Event and the first tranche would vest (or not) based on the actual achievement of the performance goals applicable to the first performance period.

6.                                      Termination.

(a)                                 A Termination of Employment shall occur only as follows:

(1)                                 For Cause immediately by the Company; or

(2)                                 At Your option for Good Reason; or

(3)                                 At Your option upon thirty (30) days prior written notice of termination delivered by You to the Company; or

(4)                                 For any reason (other than for Cause or Your death or Total Disability) by the Company upon three (3) calendar months prior written notice of termination delivered to You; or

(5)                                 By the Company upon Your death; or

(6)                                 By the Company because of Your Total Disability upon thirty (30) days prior written notice of termination delivered to You.

(b)                                 If You have a Termination of Employment that is (i) by the Company (other than for Cause, Your death or Your Total Disability), or (ii) by You for Good Reason, then the following terms shall apply, subject to Section 4(d) above:

(i)                                     You shall be paid an amount equal to (A) two hundred percent (200%) of the sum of (x) Your Base Salary as of the effective date of Your

Termination of Employment and (y) Your Annual Target Bonus for the year in which Your Termination of Employment occurs, less (B) the amount of the Non-Compete Payment (as defined in Section 9(e)).  Subject to Section 19 below, such amount shall be paid in a lump sum as soon as administratively practicable (and within thirty (30) days) after Your Termination of Employment.

(ii)                                  You shall become immediately vested in all Your outstanding Stock Options and RSUs, except that if any of Your Stock Options and RSUs contain performance criteria for exercise or payment (either alone or in combination with any continued employment or other requirements), then any tranche of such award for which the performance period shall have ended prior to the date of the date of Your Termination of Employment shall not be affected by the provisions of this Section 6(b)(ii).  For example, if an RSU had separate performance periods for each of three tranches and Your Termination of Employment occurred during the second such performance period, the second and third tranches would fully vest upon Your Termination of Employment and the first tranche would vest (or not) based on the actual achievement of the performance goals applicable to the first performance period.

(iii)                               You shall be paid an amount equal to the monthly cost to provide the group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and in which You participated as of Your Date of Termination, if any, multiplied by 18 months (the “COBRA Payment”).  For purposes of this clause (iii), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee but including the active-employee rate for such coverage) for the year in which Your Date of Termination occurs.  Subject to Section 19 below, the COBRA Payment shall be paid in a lump sum as soon as administratively practicable (and within thirty (30) days) after Your Termination of Employment.

(iv)                              You shall be paid a pro-rata Annual Target Bonus for the year in which Your Termination of Employment occurs (the “Final Year Bonus”), equal to the product of (A) the amount You would have earned, if any, under the annual bonus plan for such year based on actual financial performance (without regard to personal performance metrics), and (B) a fraction, the numerator of which is the number of days in the fiscal year through Your Termination of Employment, and the denominator of which is 365.  Subject to Section 19 below, the Final Year Bonus shall be paid in a lump sum on the date bonus awards are paid to other participants in the applicable bonus plan (but in no event later than 2½ months after the end of the fiscal year of the Company to which the Final Year Bonus relates).

(v)                                 You shall be paid Your Base Salary through the Date of Termination to the extent not theretofore paid (“Accrued Salary”) on the Company’s normal payroll date next following Your Termination of Employment and, to the extent not theretofore paid or provided, the Company shall timely pay or provide to You any other vested amounts or benefits required to be paid or provided or which You are eligible to receive under any retirement, death, disability or similar (other than severance) plan or program of the Company outside the scope of this Agreement (“Other Vested Benefits”) in accordance with the terms of the plan or program under which they are otherwise payable.

(c)                                  If You have a Termination of Employment on account of Your death or Your Total Disability, You shall be paid (i) one hundred percent (100%) of Your Base Salary as of the effective date of Your Termination of Employment, such amount to be paid in a lump sum as soon as administratively practicable (and within thirty (30) days) after Your Termination of Employment (subject to any delay in payments that may be required by Section 19), and (ii) Your Annual Target Bonus for the year in which Your Termination of Employment occurs, such Annual Target Bonus to be determined in accordance with Section 4(b) and to be payable in accordance with the last sentence of Section 4(b).  The Company shall also pay You any Accrued Salary on the Company’s normal payroll date next following Your Termination of Employment and any Other Vested Benefits in accordance with the terms of the plan or program under which they are otherwise payable.

(d)                                 If You have a Termination of Employment by the Company for Cause or by You other than for Good Reason, the Company will have no obligation to pay You any amount beyond the effective date of such Termination of Employment whether as Base Salary, Annual Target Bonus or otherwise or to provide You with any benefits arising hereunder or otherwise except for the timely payment of Accrued Salary and Other Vested Benefits or as required by law.  Additionally, You will be required to repay the Company Your Retention Payment, or portion thereof, as described in Section 4(d) above.

(e)                                  Any payments to be made by the Company, or any accelerated vesting of equity awards, pursuant to this Section 6 shall be conditioned upon Your executing and not revoking a general release in favor of the Company, the Board of Directors and their affiliates in a form reasonably acceptable to the Company within thirty (30) days after Your Termination of Employment.  If the period for executing and not revoking such general release spans more than one calendar year, any payments You are entitled to receive within the thirty (30) days following Your Termination of Employment shall not be paid until the subsequent calendar year.

7.                                      Confidential Information, Trade Secrets and Company Property.

(a)                                 Duty of Confidentiality. You acknowledge that the nature of Your engagement by the Company is such that You shall have access to the Confidential Information, each item of which has great value to the Company, provides the Company a competitive advantage, and constitutes the foundation upon which the Business of the Company is based.  You agree that during employment with the Company and for a period of three (3) years following Your termination or resignation from employment with the Company for any reason, You shall not, directly or indirectly, divulge or make use of any Confidential Information of the Company other than in the performance of

Your duties for the Company.  While employed by the Company, You shall make all reasonable efforts to protect and maintain the confidentiality of the Confidential Information of the Company.  In the event that You become aware of unauthorized disclosures of the Confidential Information by anyone at any time, whether intentionally or by accident, You shall promptly notify the Company.  This Agreement does not limit the remedies available to the Company under common or statutory law as to Trade Secrets or other types of confidential information, which may impose longer duties of non-disclosure.

(b)                                 Return of Property and Information.  You agree not to remove any Company property from Company premises, except when authorized by the Company.  You agree to return all Company property and information (whether confidential or not) within Your possession or control within seven (7) calendar days following Your termination or resignation from employment with the Company for any reason.  Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to You or which You have developed or collected in the scope of Your employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.  Upon request by the Company, You shall certify in writing that You have complied with this provision, and have permanently deleted all Company information from any computers or other electronic storage devices or media owned by You.  You may only retain information relating to Your benefit plans and compensation to the extent needed to prepare Your tax returns.

8.                                      Inventions and Patents.  All inventions, designs, improvements, patents, copyrights and discoveries conceived by You during the term of this Agreement which are useful in or directly or indirectly relate to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company.  You agree to promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and at the Company’s expense, to take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

9.                                      Restrictive Covenants.

(a)                                 Non-Competition.  You agree that during the Restricted Period, and within the Restricted Territory, You shall not, directly or indirectly, whether on Your own behalf or on behalf of any other person or entity, perform services on behalf of a Competing Business, and which are the same as or similar to those types of services conducted, authorized, offered, or provided by You to the Company within 24 months prior to Your termination or resignation.

(b)                                 Non-Solicitation of Company Customers. You agree that during the Restricted Period, you shall not, directly or indirectly, whether on Your own behalf or on behalf of any other person or entity, solicit any actual or prospective customers of the Company with whom You had Material Contact, for the purpose of selling any products or services for a Competing Business.

(c)                                  Non-Recruitment of Company Employees and Contractors.  You agree that during the Restricted Period, You shall not, directly or indirectly, whether on Your own behalf or on behalf of any other person or entity, solicit or induce any employee or independent contractor of the Company with whom You had Material Contact, to terminate or lessen such employment or contract with the Company.

(d)                                 Non-Solicitation of Company Vendors.  You agree that during the Restricted Period, You shall not, directly or indirectly, whether on Your own behalf or on behalf of any other person or entity, solicit any actual or prospective vendor of the Company with whom You had Material Contact, for the purpose of purchasing products or services to support a Competing Business.

(e)                                  Compensation for Restrictive Covenants.  Subject to Section 4(d) above, as consideration for Your obligations under this Section 9, and in the event that Your Termination of Employment occurs because of: (A) by the Company (other than  for Cause, Your death or Your Total Disability) or (B) by You for Good Reason, You shall be paid an amount equal to the sum of (i) Your Base Salary as of the effective date of Your Termination of Employment and (ii) Your Annual Target Bonus for the year in which Your Termination of Employment occurs (the “Non-Compete Payment”).  Subject to Section 19 below, such amount shall be paid in a lump sum as soon as administratively practicable (and within thirty (30) days) after Your Termination of Employment.  Provided, however, that you acknowledge that the Restrictive Covenants shall apply even if you do not qualify for the additional consideration provided by this Section 9(e).  Any payments to be made by the Company pursuant to this Section 9(e) shall be conditioned upon Your executing and not revoking a general release in favor of the Company, the Board of Directors and their affiliates in a form reasonably acceptable to the Company within thirty (30) days after Your Termination of Employment.  If the period for executing and not revoking such general release spans more than one calendar year, any payments You are entitled to receive within the thirty (30) days following Your Termination of Employment shall not be paid until the subsequent calendar year.

(f)                                   You agree that You will provide the Company with a notice containing the identity of any employer You plan to go to work for during the Restricted Period along with Your anticipated job title, anticipated job duties with any such employer, and anticipated start date.  The Company will analyze the proposed employment and make a determination as to whether it would violate this Section 9.  The Company will notify You in writing within ten (10) business days following the receipt of Your notice as to whether or not the Company objects to the proposed employment.  You further agree to provide a copy of this Agreement to anyone who employs You during the Restricted Period.

10.                               Remedies.

(a)                                 The parties hereto agree that the services to be rendered by You pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value; the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by You of any of the terms of this Agreement will cause the Company great and irreparable injury and damage.  You hereby agree that the definition of the Business of the Company set forth in Section 1 is correct, that the Company and its Affiliates conduct business throughout the 50 states of the United States of America and beyond, and that these restrictions are reasonably necessary to protect the legitimate business interests of the Company.  You hereby expressly agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by You.  This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

(b)                                 In the event of any dispute over the interpretation or application of this Agreement, the Company shall reimburse You for Your reasonable attorneys’ fees and costs incurred in connection with that dispute unless the Company is determined, by final judgment of a court of competent jurisdiction, to be the prevailing party on all or substantially all of the issues in dispute, which reimbursement shall be made promptly (and within thirty (30) days) following final judgment.

11.                               Construction and Severability.  The parties hereto agree that the provisions of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement.  In the event a court should determine not to enforce a provision of this Agreement due to overbreadth, violation of public policy, or similar reasons, the parties specifically authorize such reviewing court to enforce said covenant to the maximum extent reasonable, whether said revisions be in time, territory, scope of prohibited activities, or other respects.  If any single covenant, provision, word, clause or phrase in this Agreement shall be found unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.

12.                               Assignment.  This Agreement and the rights and obligations of the hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.

13.                               Notices.  Except as otherwise specifically provided herein, any notice required or permitted to be given to You pursuant to this Agreement shall be given in writing, and personally delivered or mailed to You by certified mail, return receipt requested, at the address set forth below Your signature on this Agreement or at such other address as You shall designate by written notice to the Company given in accordance with this Section 13, and any notice required or permitted to be given to the Company, the Chairman of the Board of Directors or the Chairman of the Leadership and Compensation Committee of the Board of Directors shall be given in writing, and personally delivered or mailed to that recipient by certified mail, return receipt requested, addressed to the appropriate recipient at the address set forth under the signature of the Chairman of the Board of the Company or her designee on this Agreement or at such other address as the Company shall designate by written notice to You given in accordance with this Section 13.  Any notice complying with this Section 13 shall be deemed received upon actual receipt by the addressee.

14.                               Waiver.  The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

15.                               Governing Law and Venue.  This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia.  Any action arising out of or relating to this Agreement shall be filed exclusively in one of the following courts: (1) The United States District Court of the Northern District of Georgia, (2) The Superior Court of Fulton County, Georgia or (3) so long as you are a resident of the State of Georgia at the time of filing, the Company may also elect to file suit against you in the Superior Court of your County of residence.  Venue in such courts is exclusive and the parties waive any objections to personal jurisdiction in such courts.

16.                               Beneficiary.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

17.                               Entire Agreement.  This Agreement supersedes the Prior Employment Agreement and embodies the entire agreement of the parties hereto relating to Your employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement.  No amendment or modification of this Agreement shall be valid or binding upon You or the Company unless made in writing and signed by the parties hereto.  All prior understandings and agreements relating to Your employment by the Company, in whatever capacity, are hereby expressly terminated.

18.                               Excise Tax.

(a)                                 If any payment or distribution by the Company and/or any Affiliate of the Company to or for Your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the payments and benefits payable or provided under this Agreement (or other Payments as described below) shall be reduced (but not below the amount of the payments or benefits provided under this Agreement) if, and only to the extent that, such reduction will allow You to receive a greater Net After Tax Amount than You would receive absent such reduction.

(b)                                 The Accounting Firm will first determine the amount of any Parachute Payments (as defined below) that are payable to You.  The Accounting Firm also will determine the Net After Tax Amount (as defined below) attributable to Your total Parachute Payments.

(c)                                  The Accounting Firm will next determine the largest amount of Payments that may be made to You without subjecting You to the Excise Tax (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d)                                 You then will receive the total Parachute Payments or the Capped Payments or such other amount less than the total Parachute Payments, whichever provides You with the higher Net After Tax Amount, but in no event will any such reduction imposed by this Section 18 be in excess of the amount of payments or benefits payable or provided under this Agreement.  If You will receive the Capped Payments or some other amount lesser than the total Parachute Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement on a pro rata basis and then by reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement on a pro rata basis.  The Accounting Firm will notify You and the Company if it determines that the Parachute Payments must be reduced and will send You and the Company a copy of its detailed calculations supporting that determination.

(e)                                  As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 18, it is possible that amounts will have been paid or distributed to You that should not have been paid or distributed under this Section 18 (“Overpayments”), or that additional amounts should be paid or distributed to You under this Section 18 (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or You, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment will be treated for all purposes as a debt ab initio that You must repay to the Company together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no debt will be deemed to have been incurred by You and no amount will be payable by You to the Company unless, and then only to the extent that, the deemed debt and payment would either reduce the amount on which You are subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify You and the Company of that determination and the amount of that Underpayment will be paid to You by the Company promptly (and no later than thirty (30) days) after the final determination of the Underpayment, which is when Your legally binding right to such Underpayment first arises.

(f)                                   For purposes of this Section 18, the following terms shall have their respective meanings:

(i)                                     “Accounting Firm” means the· independent accounting firm engaged by the Company in the Company’s sole discretion.

(ii)                                  “Net After Tax Amount” means the amount of any Parachute Payments, Capped Payments or other payments described in this Section 18, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to You on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii)                               “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g)                                  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.  If such fees and expenses are initially paid by You, the Company shall reimburse You the full amount of such fees and expenses within five business days after receipt from You of a statement therefore and reasonable evidence of Your payment thereof but in no event later than the end of the year immediately following the year in which You incur such reimbursable fees and expenses.

(h)                                 The Company and You shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or You, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections.  Any determination by the Accounting Firm shall be binding upon the Company and You.

(i)                                     The federal, state and local income or other tax returns filed by You shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by You.  You, at the request of the Company, shall provide the Company true and correct copies (with any amendments) of Your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such conformity.

19.                               Tax Liabilities and Code Section 409A.  Any payments or benefits that You receive pursuant to this Agreement shall be subject to reduction for any applicable employment or withholding taxes.  Notwithstanding any other provision of this Plan, if You are a Specified Employee as of Your Termination of Employment, and if the amounts that You are entitled to receive pursuant to Section 6 or Section 9 are not otherwise exempt from Section 409A of the Code, then to the extent necessary to comply with Section 409A, no payments for such amounts may be made under this Agreement (including, if necessary, any payments for welfare or other benefits in which case You may be required to pay for such coverage or benefits and receive reimbursement when payment is no longer prohibited) before the first day of the seventh (7th) month after Your Termination of Employment or, if earlier, Your date of death (as applicable, the “Section 409A Delay Period”).  All such amounts that would have otherwise been required to be paid during the Section 409A Delay Period shall be paid to You in one lump sum payment as soon as administratively feasible (but no more than thirty (30) days) after the end of the Section 409A Delay Period.  All such remaining payments shall be made as if they had begun as set forth in this Agreement.  For purposes of this Agreement, Your rights to payments shall be treated as rights to receive a series of separate payments as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.  This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith.  The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to You of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4). The Company may at any time amend, suspend or terminate this Agreement, or any payments to be made hereunder, as necessary to be in compliance with Section 409A of the Code to avoid the imposition on You of any potential excise taxes relating to Section 409A.

20.                               Non-Disparagement.  You further agree not to make any statement or take any action that criticizes or disparages the Company, any Released Party or their parents, subsidiaries or affiliates, their employees, officers, directors, representatives and agents, their management or their practices or that disrupts or impairs their normal operations; and the Company, the Released Parties and their parents, subsidiaries and affiliates agree not to make any statement or take any action that criticizes or disparages you, except that nothing in this letter agreement shall be interpreted to limit either of our rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law.  This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

IN WITNESS WHEREOF, You and the Company have executed and delivered this Agreement as of the date first shown above.

YOU:		THE COMPANY:

EARTHLINK HOLDINGS CORP.

/s/ Joseph F. Eazor		By:	/s/ Julie A. Shimer

Address:	1170 Peachtree Street	Name:	Julie A. Shimer, Ph.D.
	Atlanta, GA 30309	Title:	Chairman of the Board

		Address:	1170 Peachtree Street
Atlanta, GA 30309

EARTHLINK SHARED SERVICES, LLC

		By:	/s/ Louis M. Alterman

		Name:	Louis M. Alterman
		Title:	Executive Vice President,
Chief Financial Officer

		Address:	1170 Peachtree Street
Atlanta, GA 30309